AMENDED AND RESTATED
SALARY PROTECTION AGREEMENT

This Amended and Restated Salary Protection Agreement (“Agreement”) is made this 29th  day of December, 2008, by and between Ronald B. Pigeon  (“Employee”) and MISSION COMMUNITY BANK (“Bank”) with regard to the following:

RECITALS

WHEREAS, Employee currently serves as the Bank’s Executive Vice President and Chief Financial officer without benefit of an employment or similar contract;

WHEREAS, Bank and Employee are parties to a Salary Protection Agreement dated January 18, 2005 providing Employee certain benefits in the event of certain events resulting in a change in control of the Bank (the "Salary Protection Agreement"); and

WHEREAS, the Bank and Employee wish to amend the terms of the Salary Protection Agreement.

NOW, THEREFORE, it is agreed as follows:

AGREEMENT

1.
For good and valuable consideration, receipt of which is hereby acknowledged, Bank undertakes to provide Employee with the salary continuation benefits set forth herein upon the terms and conditions stated below.

2.
For the purpose of this Agreement the “salary continuation benefit” to which Employee shall be entitled shall be a lump amount equal to six (6) months’ salary (subject to required tax withholdings) at the rate in effect for Employee immediately prior to the occurrence of the applicable event set forth in Paragraph 3 hereof.

3.
The salary continuation benefit shall become immediately payable if Employee’s employment is terminated, or if Employee’s salary is reduced by more than ten percent (10%), upon the occurrence of, or within twelve (12) months following, (i) a merger or consolidation where Mission Community Bancorp ("Bancorp"), the Bank or a corporation in which the shareholders of the Bank or Bancorp immediately prior to the merger or consolidation hold less than 50% of the voting power of the Bank or Bancorp after the merger occurs is not the surviving corporation (association), or (ii) in the event of a transfer of all, or substantially all, of the assets of the Bank or Bancorp, or (iii) if there occurs a change of control by which one person or entity or more than one person or

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entity acting in concert acquire shares representing more than thirty-five percent (35%) of the outstanding voting power of the Bank or Bancorp without the approval of at least a majority of the Board of Directors.

4.	Should legal action be necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees.

5.
This Agreement shall be governed by and construed according to the laws of the State of California and the parties hereto submit to the jurisdiction of the courts of competent jurisdiction of the County of San Luis Obispo, State of California.

6.
It is the intention of Employee and Bank that the severance and other benefits payable to the Employee under this Agreement either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.  Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of “change in control” or the timing of commencement and completion of severance benefit and/or other benefit payments to the Employee hereunder in connection with a merger, recapitalization, sale of shares or other "change in control", or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A.  Bank and Employee acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments; and/or (iii) modify the completion date of severance and/or other benefit payments.  Bank and Employee further acknowledge and agree that if, in the judgment of Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, Bank and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on Bank and Employee) with Section 409A.  For example, if this Agreement is subject to Section 409A and it requires that severance and/or other benefit payments must be delayed until at least six (6) months after Employee terminates employment, then Bank and Employee would delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first six (6) months following Employee’s termination of employment and substitute therefor a lump sum payment or an initial installment payment, as applicable, at the beginning of the seventh (7th) month following Employee’s termination of employment which in the case of an initial installment payment would be equal in the aggregate to the amount of all such payments thus eliminated.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first hereinabove written.

Mission Community Bank:

By:	/s/ Anita M. Robinson
Anita M. Robinson
Chief Executive Officer

By:	/s/ William B. Coy
William B. Coy
Chairman of the Board

By:	/s/ Ronald B. Pigeon
Ronald B. Pigeon
Employee

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